Mid-Con Energy Partners, LP Announces Second Quarter 2015 Operating and Financial Results

DALLAS, August 3, 2015 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the second quarter ended June 30, 2015. “Mid-Con Energy reported strong financial and operating performance during the second quarter of 2015,” remarked Jeff Olmstead, President and CEO of Mid-Con Energy.  “Growing production with a limited capital budget, combined with a decrease in operating expenses, resulted in growth in distributable cash flow, all while paying down debt during the quarter.  In spite of severe spring weather, our team was able to execute strong operations, and I am proud of what they have been able to accomplish.  I’m excited to present our results this quarter, as well as increased production guidance for the remainder of the year, however, I remain frustrated by the contrast between our partnership’s operating and financial results and the market’s pricing of MCEP units.”

SECOND QUARTER 2015 HIGHLIGHTS

•	Production averaged 4,615 Boe/d, an increase of 0.8% sequentially and 69.4% year-over-year.

•	Prices, inclusive of cash settlements from matured derivatives and of net premiums, averaged $56.65/Boe, up 5.9% sequentially and down 36.9% year-over-year.

•	LOE averaged $18.14/Boe, a decrease of 16.2% sequentially and 31.8% year-over-year.

•	Adjusted EBITDA, a non-GAAP measure, was $12.9 million, up 76.2% sequentially and 1.7% year-over-year.

•	Distributable Cash Flow, a non-GAAP measure, was $8.8 million, up 175.1% sequentially and down 12.4% year-over-year.

•
Declared a cash distribution for the quarter ended June 30, 2015, of $0.125 per unit, or $0.50 per unit annualized. The distribution will be payable August 13, 2015, to unitholders of record at the close of business on August 6, 2015.

•	Distribution Coverage, a non-GAAP measure, was 2.35x.

The following table reflects selected operating and financial results for the second quarter of 2015, compared to the first quarter of 2015 and second quarter of 2014. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	June 30,	March 31,	June 30,
($ in thousands)	2015	2015	2014
Average net daily production (Boe/d)(1)	4,615	4,578	2,725
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$23,792	$22,047	$22,263
Net Income (loss)	$(7,944)	$(4,112)	$3,847
Adjusted EBITDA(3)	$12,914	$7,331	$12,699
Distributable Cash Flow(3)	$8,799	$3,198	$10,042
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously or upon settlement that are attributable to instruments that settled in the period.
(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

SECOND QUARTER 2015 RESULTS
Production - Production for the second quarter of 2015 was 420 Mboe, or 4,615 Boe/d. On a daily basis, this represents a 0.8% increase from the first quarter of 2015 and a 69.4% increase year-over-year. The increase in sequential volumes was primarily attributable to development activities in Northeastern Oklahoma and the Permian core areas, while the year-over-year increase also reflected volumes from the four total acquisitions completed during the second, third and fourth quarters of 2014.

Price Realizations - Oil and natural gas sales were $21.6 million in the second quarter of 2015 or $51.45/Boe of production. On a Boe basis, this represents a 20.6% increase from the first quarter of 2015 and a 47.6% decrease year-over-year. Cash settlements from matured derivatives, inclusive of net premiums were $2.2 million in the second quarter of 2015 or $5.19/Boe. Cash settlements for matured derivatives, inclusive of net premiums for the first quarter of 2015 and the second quarter of 2014 were $10.86/Boe and $(8.35)/Boe, respectively. Realized revenues including cash settlements from matured derivatives, inclusive of net premiums were $56.65/Boe, up 5.9% sequentially and down 36.9% year-over-year.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives, inclusive of net premiums, were $23.8 million, or $56.65/Boe in the second quarter of 2015. Total operating revenues increased 7.9% from the previous quarter and 6.9% from the second quarter of 2014. The positive sequential variance was attributable to 0.8% higher daily production and 5.9% higher prices. On a year-over-year basis, the positive variance was the result of 69.4% higher daily production partially offset by 36.9% lower prices.

Lease Operating Expenses (“LOE”) - LOE was $7.6 million, or $18.14/Boe, in the second quarter of 2015, a 16.2% decrease from the first quarter of 2015 and a 31.8% decrease from the second quarter of 2014, on a per Boe basis. The sequential and year-over-year decrease in costs per Boe reflected operating improvements in Northeastern Oklahoma, Southern Oklahoma and the Hugoton. During the quarter, lower well servicing, workover and chemicals expenses were partially offset by slightly higher roustabout and administrative costs.

Production Taxes - Production taxes in the second quarter of 2015 were $1.3 million, or $3.14/Boe, reflecting an effective tax rate of 6.1%. Production taxes for the first quarter of 2015 were $1.1 million, or $2.69/Boe, for an effective tax rate of 6.3%. Production taxes for the second quarter of 2014 were $1.5 million, or $6.02/Boe, reflecting an effective tax rate of 6.1%. The sequential decrease in the effective production tax rate was due to a larger portion of total production emanating from properties in Texas, where production tax rates are lower than other properties in the portfolio.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A for the second quarter of 2015 was $8.2 million, or $19.50/Boe. On a per Boe basis, second quarter 2015 results reflect a 2.4% increase over the previous quarter and a 3.5% increase over the second quarter of 2014. The sequential uptick was due to modestly higher depletion rates at select properties while the year-over-year increase was attributable to the acquisition of oil properties in 2014.

General and Administrative Expenses (“G&A”) - G&A during the second quarter of 2015 was $1.6 million, or $3.90/Boe, and included $0.4 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. G&A for the first quarter of 2015 was $3.6 million, or $8.84/Boe, and included $1.9 million in non-cash equity based compensation. G&A for the second quarter of 2014 was $1.7 million, or $6.96/Boe, and included $0.3 million in non-cash equity-based compensation. Lower professional services costs drove the favorable variance in cash G&A during the second quarter of 2015.

Net Interest Expense - Net interest expense for the second quarter of 2015 was $1.8 million, or $4.35/Boe, a 4.1% increase from the first quarter of 2015 and a 2.6% increase from the second quarter of 2014, on a Boe basis. The increase in net interest expense quarter-over-quarter and year-over-year was due to higher borrowings outstanding from the Partnership's revolving credit facility. The average effective interest rate approximated 2.95% in the second quarter of 2015 compared to 2.69% in the first quarter of 2015 and 2.81% in the second quarter of 2014.
Net Income - For the second quarter of 2015, Mid-Con Energy reported a net loss of $7.9 million. Net loss as reported represents $0.26 per limited partner unit (diluted), based on an average of 29.7 million fully diluted ("FD") limited partner units outstanding during the second quarter of 2015. Net loss for the first quarter of 2015 was $4.1 million, or $0.14 per limited partner unit (diluted), based on an average of 29.5 million FD limited partner units outstanding during the period. For the second quarter of 2014, net income was $3.8 million, or $0.18 per limited partner unit (diluted), based on an average of 21.1 million FD limited partner units outstanding during the period. The negative sequential variance was primarily attributable to the unrealized change in the value of the Partnership's hedge book.  On a year-over-year basis, the negative variance was primarily attributable to lower oil prices.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2015 was $12.9 million, or $30.75/Boe. The second quarter of 2015 results were 72.8% above the previous quarter of $17.79/Boe and 40.0% below the second quarter of 2014 of $51.21/Boe. Adjusted EBITDA increased sequentially due to higher price realizations, higher production and lower costs. On a year-over-year basis, lower oil and gas prices drove the negative variance.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, for the second quarter of 2015 was $8.8 million after subtracting $1.6 million in cash interest expense and $2.5 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the first quarter of 2015 and the second quarter of 2014, DCF was up 175.1% and down 12.4%, respectively.

Distribution Coverage - Distribution Coverage, a non-GAAP measure, for the second quarter of 2015 was 2.35x, based on 29.7 million limited partner units and 360,000 general partner units outstanding as of August 3, 2015. Distribution Coverage for the first quarter of 2015 was 0.85x while Distribution Coverage for the second quarter of 2014 was 0.91x.

SECOND QUARTER 2015 CASH DISTRIBUTION
On July 22, 2015, the Board of Directors of Mid-Con Energy’s general partner approved a quarterly cash distribution of $0.125 per unit, or $0.50 per unit on an annualized basis, for the quarter ended June 30, 2015. The distribution will be paid August 13, 2015, to unitholders of record at the close of business on August 6, 2015.

2015 GUIDANCE
The following outlook is subject to all the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release.  These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY 2015 Guidance as of 08/03/2015	2015
Net production (Boe/d)(1)	4,300 - 4,600
Lease operating expenses per Boe	$20.00 - $24.00
Production taxes (% of total revenue)	6.1% - 6.5%

Estimated capital expenditures	$13.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. The objective of Mid-Con Energy's risk management program is to protect the ability to make current distributions and, by retaining some opportunity to participate in upward price movements, may also enhance the Partnership's position to increase distributions in the future.

As of August 3, 2015, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	3Q15	4Q15	1Q16	2Q16	3Q16	4Q16
WTI Swap Volume - Conventional (Bbl/d)	1,957	2,935	1,648	1,319	1,467	1,304
Price ($/Bbl)	$91.22	$90.24	$90.02	$90.03	$90.00	$64.18

WTI Swap Volume - Synthetic(1) (Bbl/d)	978	—	1,319	1,648	1,467	—
Price ($/Bbl)	$50.00	na	$50.00	$50.00	$50.00	na

WTI Swap Volume - Total (Bbl/d)	2,935	2,935	2,967	2,967	2,935	1,304
Price ($/Bbl)	$77.48	$90.24	$72.23	$67.79	$70.00	$64.18
% Hedged(2)	69%	69%	70%	70%	69%	31%
(1) Comprised of long deferred premium put options and short call options in equal volumes.
(2) Based on the mid-point of 2015 guidance at a 95% oil composition.

LIQUIDITY AND BORROWING BASE SUMMARY
As of June 30, 2015, Mid-Con Energy's total liquidity of $20.8 million was comprised of $0.8 million of available cash and $20.0 million of available borrowings under the Partnership's $220.0 million borrowing base from its revolving credit facility. During the second quarter of 2015, Mid-Con Energy reduced its debt outstanding by $3.0 million. The Partnership's next regularly scheduled bi-annual redetermination will occur on or about October 31, 2015.

SECOND QUARTER 2015 CONFERENCE CALL
As announced on July 23, 2015, Mid-Con Energy’s management will host a conference call on Tuesday, August 4, 2015 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 84806866) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 11, 2015, by dialing 1-855-859-2056 (Conference ID: 84806866). Additionally, a webcast archive will be available at www.midconenergypartners.com.

UPCOMING CONFERENCES
Mid-Con Energy's management team is scheduled to participate in the following conferences:

•	EnerCom's The Oil and Gas Conference® - Monday, August 17, 2015, 4:25 p.m. MT in Denver, CO. A webcast will be available at www.theoilandgasconference.com.

•
IPAA OGIS San Francisco - Monday, October 5 - Wednesday, October 7, 2015, in San Francisco, CA. A webcast will be available by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

Updated presentation slides will be made available no later than the morning of each event by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

QUARTERLY REPORT ON FORM 10-Q
Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s June 30, 2015 Quarterly Report on Form 10-Q, which will be filed on or about August 4, 2015.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

WITHHOLDING INFORMATION
This release is intended to serve as qualified notice under Treasury Regulation Sections 1.1446-4(b) and (d).  Brokers and nominees should treat one hundred percent (100.0%) of Mid-Con Energy's distributions to foreign investors as being attributable to income that is effectively connected with an United States trade or business.  Accordingly, all of Mid-Con Energy's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Mid-Con Energy, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$789	$3,232
Accounts receivable:
Oil and natural gas sales	7,020	8,051
Other	783	4,070
Derivative financial instruments	15,245	26,202
Prepaids and other	439	652
Total current assets	24,276	42,207
PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts method:
Proved properties	509,086	501,191
Accumulated depletion, depreciation, amortization and impairment	(109,933)	(93,896)
Total property and equipment, net	399,153	407,295
DERIVATIVE FINANCIAL INSTRUMENTS	2,113	842
OTHER ASSETS	3,925	4,284
Total assets	$429,467	$454,628
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$3,081	$3,630
Related parties	1,213	3,989
Accrued liabilities	115	397
Total current liabilities	4,409	8,016
DERIVATIVE FINANCIAL INSTRUMENTS	527	—
OTHER LONG-TERM LIABILITIES	107	107
LONG-TERM DEBT	200,000	205,000
ASSET RETIREMENT OBLIGATIONS	7,614	7,363
COMMITMENTS AND CONTINGENCIES
EQUITY
Partnership equity:
General partner interest	1,093	1,328
Limited partners- 29,655,804 and 29,166,112 units issued and outstanding as of June 30, 2015 and December 31, 2014, respectively.	215,717	232,814
Total equity	216,810	234,142
Total liabilities and equity	$429,467	$454,628

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Oil sales	$21,244	$24,216	$38,538	$45,854
Natural gas sales	367	119	644	288
Loss on derivatives, net	(8,871)	(4,891)	(7,227)	(6,939)
Total revenues	12,740	19,444	31,955	39,203
Operating costs and expenses:
Lease operating expenses	7,617	6,596	16,532	11,287
Oil and natural gas production taxes	1,319	1,493	2,428	2,849
Depreciation, depletion and amortization	8,191	4,672	16,037	8,335
Accretion of discount on asset retirement obligations	93	59	185	111
General and administrative	1,637	1,725	5,278	9,356
Total operating costs and expenses	18,857	14,545	40,460	31,938
Income (loss) from operations	(6,117)	4,899	(8,505)	7,265
Other income (expense):
Interest income and other	3	2	6	4
Interest expense	(1,830)	(1,054)	(3,557)	(1,861)
Total other expense	(1,827)	(1,052)	(3,551)	(1,857)
Net income (loss)	$(7,944)	$3,847	$(12,056)	$5,408
Computation of net income (loss) per limited partner unit:
General partners’ interest in net income (loss)	$(95)	$65	$(145)	$93
Limited partners’ interest in net income (loss)	$(7,849)	$3,782	$(11,911)	$5,315

Net income (loss) per limited partner unit:
Basic	$(0.26)	$0.18	$(0.40)	$0.26
Diluted	$(0.26)	$0.18	$(0.40)	$0.26

Weighted average limited partner units outstanding:
Limited partner units (basic)	29,656	21,061	29,572	20,532
Limited partner units (diluted)	29,656	21,082	29,572	20,557

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net income (loss)	$(12,056)	$5,408
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	16,037	8,335
Debt issuance costs amortization	559	92
Accretion of discount on asset retirement obligations	185	111
Mark-to-market on derivatives:
Loss on derivatives, net	7,227	6,939
Cash settlements received (paid) for matured derivatives, net	7,183	(2,993)
Cash settlements received from early termination and modification of derivatives, net	11,069	—
Cash premiums paid for derivatives, net	(15,266)	—
Non-cash equity-based compensation	2,316	5,764
Changes in operating assets and liabilities:
Accounts receivable	1,031	(1,425)
Other receivables	3,287	29
Prepaids and other	13	(201)
Accounts payable and accrued liabilities	(2,807)	3,400
Net cash provided by operating activities	18,778	25,459
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(8,628)	(16,062)
Acquisitions of oil and natural gas properties	(1)	(14,607)
Net cash used in investing activities	(8,629)	(30,669)
Cash Flows from Financing Activities:
Proceeds from line of credit	23,000	61,000
Payments on line of credit	(28,000)	(34,000)
Offering costs	(88)	—
Distributions paid	(7,504)	(21,294)
Debt issuance costs	—	(90)
Net cash (used in) provided by financing activities	(12,592)	5,616
Net (decrease) increase in cash and cash equivalents	(2,443)	406
Beginning cash and cash equivalents	3,232	1,434
Ending cash and cash equivalents	$789	$1,840

Supplemental Cash Flow Information:
Cash paid for interest	$3,039	$1,823
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$477	$785
Common units issued - acquisition of oil properties	$—	$34,001

NON-GAAP FINANCIAL MEASURES
This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Loss (gain) on derivatives, net;

•	Cash settlements received for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;

•	Cash premiums paid for matured derivatives, net;

•	Cash premiums paid for unsettled derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	Loss (gain) on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands, unaudited)	2015	2015	2014
Net income (loss)	$(7,944)	$(4,112)	$3,847
Interest expense, net	1,827	1,724	1,052
Depreciation, depletion and amortization	8,191	7,846	4,672
Accretion of discount on asset retirement obligations	93	92	59
Loss (gain) on derivatives, net	8,871	(1,644)	4,891
Cash settlements received/(paid) for matured derivatives, net	2,423	4,760	(2,072)
Cash settlements received for early terminations and modifications of derivatives, net	—	11,069	—
Cash premiums paid for matured derivatives, net	(919)	(284)	—
Cash premiums paid for unsettled derivatives, net	—	(14,064)	—
Non-cash equity based compensation	372	1,944	250
Adjusted EBITDA	$12,914	$7,331	$12,699
Less:
Cash interest expense	$1,597	$1,442	$957
Estimated maintenance capital expenditures	2,518	2,691	1,700
Distributable Cash Flow	$8,799	$3,198	$10,042

Distributions Attributable to Each Period	$3,752	$3,752	$11,032
Distribution Coverage Ratio	2.35x	0.85x	0.91x

INVESTOR RELATIONS CONTACT
Krista McKinney
Manager of Investor Relations
(972) 479-5980
kmckinney@midcon-energy.com